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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Post-Effective Amendment
No. 2 to Registration Statement on Form S-3 (No. 333-27240) of T-NETIX, Inc., relating to the registration of 2,575,000 shares, of our report dated April 16, 2001, on the consolidated balance sheets of T-NETIX, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ending December 31, 2000, which report appears in the December 31, 2000, Annual Report on Form 10-K of T-NETIX, Inc. and to the reference to our firm under the heading "Experts" in the Prospectus.




/s/ KPMG LLP


August 20, 2001
Denver, Colorado